As filed with the Securities and Exchange Commission on December 3, 2004.

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

FREESCALE SEMICONDUCTOR, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	20-0443182
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6501 William Cannon Drive West, Austin, Texas 78735

(Address of Principal Executive Offices Including Zip Code)

FREESCALE CONVERSION PLAN OF 2004

(Full Title of the Plan)

John D. Torres, Esq.

Freescale Semiconductor, Inc.

7700 West Parmer Lane

Austin, Texas 78729

(512) 996-6571

(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share (4)	26,500,000	$17.975	$476,337,500	$60,351.96

(1)	Represents maximum number of Class A Common Stock of the Registrant, par value $0.01 per share (“Class A Common Stock”), issuable pursuant to the Freescale Conversion Plan of 2004 (the “Plan”) being registered hereon.

(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Class A Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on December 2, 2004, within five business days prior to filing.

(4)	One preferred share purchase right (a “Right”) will also be issued with respect to each share of Class A Common Stock. The terms of the Rights are described in the Preferred Share Purchase Rights Purchase Agreement, filed as Exhibit 99.4 to Form 8-A on July 9, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by Freescale Semiconductor, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	The Registrant’s Registration Statement on Form S-1, filed July 16, 2004, as amended, including any form of prospectus contained therein filed pursuant to Rule 424(b) under the Securities Act;

•	The Registrant’s Quarterly Reports on Form 10-Q, filed August 11, 2004 and November 9, 2004;

•	The Registrant’s Current Report on Form 8-K, filed July 28, 2004, Item 2.05 only of the Registrant’s Current Report on Form 8-K, filed October 19, 2004; and Registrant’s Current Report on Form 8-K, filed November 19, 2004;

•	The description of the Registrant’s Class A Common Stock, par value $0.01 per share, included in the Registration Statement on Form 8-A, dated July 9, 2004, including any subsequently filed amendments and reports updating such description;

•	The description of the Registrant’s Class B Common Stock, par value $0.01 per share, included in the Registration Statement on Form 8-A, filed November 17, 2004, including any subsequently filed amendments and reports updating such description; and

•	The description of the Registrant’s preferred share purchase rights included in the Registration Statement on Form 8-A, dated July 9, 2004.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the securities being offered under this Registration Statement is being passed upon for the Registrant by John D. Torres, Esq., the Registrant’s general counsel. Mr. Torres has been granted options to purchase Class A Common Stock and restricted stock units of the Registrant, and will receive

2

options under the Freescale Conversion Plan of 2004, whose shares are the subject of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation law which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation, or business organization against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses that such officer or director actually and reasonably incurred.

The Registrant’s Restated Certificate of Incorporation, as amended, and its Directors’ and Officers’ Liability Insurance Policy provide for indemnification of the directors and officers of the Company against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant, previously filed as Exhibit 99.1 to the Registration Statement on Form 8-A, dated July 9, 2004, and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Registrant, previously filed as Exhibit 99.2 to the Registration Statement on Form 8-A, dated July 9, 2004, and incorporated herein by reference.

4.3	Preferred Share Purchase Rights Agreement, previously filed as Exhibit 99.4 to the Registration Statement on Form 8-A, dated July 9, 2004, and incorporated herein by reference.

4.4	Freescale Conversion Plan of 2004.

5	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (Included in Exhibit 5).

24	Power of Attorney.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signatures on following page]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 3, 2004.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ MICHEL MAYER*
Michel Mayer
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: December 3, 2004	/s/ MICHEL MAYER*
Michel Mayer
Chairman and Chief Executive Officer (Principal Executive Officer)

Date: December 3, 2004	/s/ ALAN CAMPBELL*
Alan Campbell
Principal Financial Officer and Principal Accounting Officer

Date: December 3, 2004	/s/ H. RAYMOND BINGHAM*
H. Raymond Bingham
Director

Date: December 3, 2004	/s/ DAVID W. DEVONSHIRE*
David W. Devonshire
Director

Date: December 3, 2004	/s/ STEPHEN P. KAUFMAN*
Stephen P. Kaufman
Director

Date: December 3, 2004	/s/ KEVIN KENNEDY*
Kevin Kennedy, Ph.D.
Director

Date: December 3, 2004	/s/ LEIF G. SODERBERG*
Leif G. Soderberg
Director

Date: December 3, 2004	/s/ B. KENNETH WEST*
B. Kenneth West
Director

*	This registration statement has been signed on behalf of the above officers and directors by John D. Torres, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24 to this registration statement.

DATED: December 3, 2004	By:	/s/ JOHN D. TORRES
John D. Torres
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant, previously filed as Exhibit 99.1 to the Registration Statement on Form 8-A, dated July 9, 2004, and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Registrant, previously filed as Exhibit 99.2 to the Registration Statement on Form 8-A, dated July 9, 2004, and incorporated herein by reference.

4.3	Preferred Share Purchase Rights Agreement, previously filed as Exhibit 99.4 to the Registration Statement on Form 8-A, dated July 9, 2004, and incorporated herein by reference.

4.4	Freescale Conversion Plan of 2004.

5	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (Included in Exhibit 5).

24	Power of Attorney.